Exhibit 4.41

Exclusive Call Option Agreement

Zhejiang Mengxiang Consulting Services Co., Ltd.

And

Ye Fen

Ye Fang

Ye Hong

And

Qingtian Overseas Chinese International School

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

April 20, 2022

This Exclusive Call Option Agreement (hereinafter referred to as “this Agreement”) was entered into by the following parties on April 20, 2022:

Party A: Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of PRC; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as the “WFOE”).

Party B: Ye Fen, a Chinese natural person; ID card number: ********************; Address: ********************

Party C: Ye Fang, a Chinese natural person; ID card number: ********************; Address：********************.

Party D: Ye Hong, a Chinese natural person; ID card number:********************; Address: ********************.

(The above Party B to D are collectively referred to as “Lishui Mengxiang’s Shareholders”.)

Party E: “Domestic Affiliates” means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., that is, Qingtian Overseas Chinese International School (one or all of the aforementioned civil entities are referred to as “Domestic Affiliates”).

(WFOE, Lishui Mengxiang’s Shareholders and Domestic Affiliates, are collectively referred to as the “Parties”, or individually referred to as a “Party”.

WHEREAS:

1. Lishui Mengxiang’s Shareholders directly and/or indirectly hold the relevant equity of Domestic Affiliates, including (a) Lishui Mengxiang’s Shareholders hold 100% equity of Lishui Mengxiang; (b) Lishui Mengxiang holds 100% sponsor’s equity interest of Qingtian Overseas Chinese International School.

2. Lishui Mengxiang’s Shareholders intend to grant WFOE or its designated purchaser an irrevocable exclusive call option right to purchase all or part of the equity directly or indirectly held by Lishui Mengxiang’s Shareholders from time to time in Domestic Affiliates (hereinafter the “Equity Purchase Rights”), and WFOE intends to accept such Equity Purchase Right granted by Lishui Mengxiang’s Shareholders.

Therefore, after friendly negotiation, the Parties agree on the exclusive call option as follows:

Article I. Definition and Interpretation

Unless otherwise stated or required, the following terms shall have the following meanings when used in this Agreement:

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Lishui Mengxiang” means Zhejiang Lishui Mengxiang Education Development Co., Ltd, a limited liability company incorporated under the laws of PRC on August 17, 2001.

“Equity Pledge Agreement” means the Equity Pledge Agreement executed simultaneously with this Agreement among Lishui Mengxiang’s Shareholders, WFOE and Lishui Mengxiang, to guarantee the contractual obligations of Domestic Affiliates and Lishui Mengxiang’s Shareholders under the Contractual Agreements.

“Proxy Agreement for School’s Sponsor and Council Members” means the Proxy Agreement for School’s Sponsor and Council members entered into among School’s Sponsor and the Council Members appointed by the School’s Sponsor when signing this Agreement.

“Contractual Agreements” means the following agreements signed by two or all parties among Lishui Mengxiang’s shareholders, Domestic Affiliates, and WFOE, including: the Business Cooperation Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Exclusive Call Option Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, the Equity Pledge Agreement, the Loan Agreement, including the amendments to the above agreements, and other agreements, contracts or legal documents signed or issued from time to time by one or more Parties to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“China / PRC” means the People’s Republic of China (for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

“Assets” means all tangible and intangible assets directly or indirectly owned by Domestic Affiliates, including but not limited to all fixed assets, current assets, capital interests of foreign investment, intellectual property, and all available benefits under all contracts and other benefits that should be obtained by Domestic Affiliates.

“Effective Date of this Agreement” means this Agreement shall become effective on August 31, 2021 upon execution by the Parties.

Article II. Equity Transfer of Domestic Affiliates

1. Grant rights

Pursuant to the terms and conditions stipulated in this Agreement, Lishui Mengxiang’s Shareholders irrevocably grant WFOE or its designated purchaser the exclusive call option right in relation to the equity of Domestic Affiliates. WFOE or its designated purchaser (hereinafter the “Domestic Affiliates Equity Purchaser”, such Domestic Affiliates Equity Purchaser may be one or more parties) has the right to decide in its sole discretion, in accordance with the terms and conditions of this Agreement, to purchases all or part of the equities directly and/or indirectly held by Lishui Mengxiang’s Shareholders, from time to time, in Domestic Affiliates by one or multiple times, and pays the minimum price permitted by PRC laws and regulations (the “Domestic Affiliates Equity Purchase Price”) to Lishui Mengxiang’s Shareholders and/or their designated entities. The shareholders and / or the school’s sponsor recorded in the articles of association of Domestic Affiliates and Schools through the conformation letter to confirm the waiver of their respective pre-emptive rights to the above-mentioned Domestic Affiliates equity transfer in accordance with the provisions of the PRC laws and regulations and the articles of association of the company and schools, and irrevocably agree that Lishui Mengxiang’s Shareholders transfer the equity of Domestic Affiliates directly and/or indirectly held by them to Domestic Affiliates Equity Purchaser.

2. Exercise procedure

In the case that the PRC laws and regulations allow Domestic Affiliates Equity Purchaser to hold all or part of the equity held by Lishui Mengxiang’s Shareholders in Domestic Affiliates, WFOE may, at any time during the term of this Agreement, issue a notice to Lishui Mengxiang’s Shareholders or Domestic Affiliates (the “Domestic Affiliates Equity Transfer Notice”), which states that the equity shares of Domestic Affiliates purchased from Lishui Mengxiang’s Shareholders (the “Purchased Domestic Affiliates Equities”) and the identities of Domestic Affiliates Equity Purchaser, to exercise the right to purchase the equities of Domestic Affiliates.

Each time exercising the right to purchase the equities of Domestic Affiliates, Domestic Affiliates Equity Purchaser may, at its discretion, determine the proportion of the purchased equities of Domestic Affiliates purchased from Lishui Mengxiang’s Shareholders, but in the case that PRC laws and regulations permit other foreign or overseas entities designated by WFOE and/or the Listing Company to directly hold part or all of the equity and/or sponsor’s equity of Domestic Affiliates, and to engage in restricted/prohibited business such as private education through Domestic Affiliates, WFOE shall issue Domestic Affiliates Equity Transfer Notice as soon as practical, and the amount of equities of Domestic Affiliates purchased by Domestic Affiliates Equity Purchaser from Lishui Mengxiang’s Shareholders shall not be lower than the maximum limit permitted by PRC laws in relation to the equity of Domestic Affiliates held by other foreign or overseas entities designated by WFOE and/or the Listing Company.

3. Equity transfer of Domestic Affiliates

Each time the right to purchase the equity of Domestic Affiliates is exercised:

a) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall sign an equity transfer agreement and other necessary legal documents for the equity transfer of Domestic Affiliates with Domestic Affiliates Equity Purchaser in accordance with the provisions of this Agreement and Domestic Affiliates Equity Transfer Notice;

b) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall prompt Domestic Affiliates to conduct financial liquidation in a timely manner in order to handle the legal procedures for the equity transfer of Domestic Affiliates (if applicable);

c) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall prompt Domestic Affiliates to convene the shareholders’ meeting/school council meeting, and approve the resolutions on the equity transfer of Domestic Affiliates and the revision of the articles of association of Domestic Affiliates;

d) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall prompt Domestic Affiliates to promptly amend the articles of association of the schools and companies to reflect the equity transfer of Domestic Affiliates;

e) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall prompt Domestic Affiliates to apply to the competent authorities of industry and commerce, education, civil affairs departments and other government authorities for legal procedures of the approvals, registrations related to the equity transfer of Domestic Affiliates;

f) Lishui Mengxiang’s Shareholders and the direct equity holders of Domestic Affiliates shall sign all further documents reasonably required by Domestic Affiliates Equity Purchaser at any time and take all further actions to make Domestic Affiliates Equity Purchaser become the legal owner of the equity of Domestic Affiliates without any encumbrances and other unfavorable claims and interests.

g) Domestic Affiliates shall sign all further documents reasonably required by Domestic Affiliates Equity Purchaser at any time and take all further actions to make Domestic Affiliates Equity Purchaser become the legal owner of the equity of Domestic Affiliates without any encumbrances and other unfavorable claims and equities.

4. Payment

Domestic Affiliates Equity Purchaser shall pay the equity purchase price to Lishui Mengxiang’s Shareholders and/or the direct holders of Domestic Affiliates in cash within seven (7) days from the date of the satisfaction of the following conditions or at other time designated by WFOE:

a) Domestic Affiliates Equity Purchaser receives all necessary or appropriate certifying documents of approvals and the completion of registrations relating to the assignment of the equities of Domestic Affiliates;

b) All ownership documents (if any) relating to the transferred equities of Domestic Affiliates have been delivered to Domestic Affiliates Equity Purchaser;

c) When transferring the equities of Domestic Affiliates to Domestic Affiliates Equity Purchaser, all taxes and fees payable for the equity transfer of Domestic Affiliates shall be paid within the statutory time limit for payment and have paid by Lishui Mengxiang’s Shareholders and/or the direct equity holders of Domestic Affiliates, except where the laws and regulations clearly stipulate that Domestic Affiliates Equity Purchaser shall bear; and

d) All approvals, registrations and/or filings required for Domestic Affiliates Equity Purchaser to nominate a person to serve as a director/council member and/or legal representative of Domestic Affiliates have been completed.

Article III. Covenants

1. Covenants of Lishui Mengxiang’s Shareholders

From the effective date of this Agreement, Lishui Mengxiang’s Shareholders covenant the following to WFOE:

a) without the prior written consent of WFOE, the equities of Domestic Affiliates directly and/or indirectly held by it shall not be sold, transferred, assigned or otherwise disposed of; not set any encumbrances on the equities of Domestic Affiliates directly and/or indirectly held by it at any time from the effective date of this Agreement;

b) without the prior written consent of WFOE, not increase or decrease the registered capital of Domestic Affiliates and capital contribution by sponsor, or agree to increase or decrease the aforementioned registered capital and capital contribution by sponsor;

c) without the prior written consent of WFOE, not agree to or procure the separation of Domestic Affiliates or merge with other entities;

d) without the prior written consent of WFOE, not dispose or procure the management of Domestic Affiliates to dispose of any assets of Domestic Affiliates, except that Domestic Affiliates may prove that the relevant asset disposal is necessary for their daily business operations, the value of the assets involved in the individual transaction does not exceed RMB 100,000, and the total amount does not exceed RMB 300,000 within one year;

e) without the prior written consent of WFOE, not terminate or procure the management of Domestic Affiliates to terminate any material agreement entered into by Domestic Affiliates, or enter into any other agreement that conflicts with the existing material agreements. The aforementioned “material agreements” refer to a single agreement with a total amount of more than RMB 100,000, a series of agreements with a total amount of more than RMB 300,000 within one year, or the Contractual Agreements and/or any agreements similar in nature or content to Contractual Agreements;

f) without the prior written consent of WFOE, not procure Domestic Affiliates to enter into transactions that may materially affect the assets, liabilities, business operations, equity structure and other legal rights of Domestic Affiliates (excluding the transaction produced in the normal or daily business processes of Domestic Affiliates and the amount of such single transaction does not exceed RMB 100,000 and the total amount does not exceed RMB 300,000 within one year, or has been disclosed to WFOE and for which the written consent of WFOE has been obtained);

g) without the prior written consent of WFOE, not procure or agree Domestic Affiliates to announce the distribution of or actually distribute any distributable profits and/or reasonable return, or to agree to the foregoing distribution;

h) without the prior written consent of WFOE, not procure or agree Domestic Affiliates to amend their articles of association;

i) without the prior written consent of WFOE, not lend or borrow of loans by Domestic Affiliates, or to provide guarantees or other forms of security, or to assume any material obligations outside of normal business activities; the aforementioned “material obligations” refer to any obligation under which any Domestic Affiliates are required to pay more than RMB 100,000, or to pay the total amount more than RMB 300,000 within one year, or that restricts and/or obstructs Domestic Affiliates from fulfilling their obligations under the Contractual Agreements, or restricts and/or prohibits the financial and business operations of Domestic Affiliates, or that may cause changes in the equity structure of Domestic Affiliates;

j) do their best efforts to procure Domestic Affiliates to develop their business and guarantee the legal and compliance operations, and will not carry out any actions or omissions that may damage the assets, goodwill or affect the validity of business licenses of Domestic Affiliates.

k) before transferring the equities of Domestic Affiliates to Domestic Affiliates Equity Purchaser, all the documents necessary for owning and maintaining the equities of Domestic Affiliates shall be signed without affecting the Proxy Agreement for Shareholders and the Proxy Agreement for School’s Sponsor and Council Members;

l) in relation to the equity transfer of Domestic Affiliates to Domestic Affiliates Equity Purchaser, Lishui Mengxiang’s Shareholders and/or the direct holders of the equities of Domestic Affiliates shall sign all the required documents and take all necessary actions;

m) if fulfillment of Domestic Affiliates’ obligations under this Agreement needs Lishui Mengxiang’s Shareholders take any action as the equity holder of Domestic Affiliates, Lishui Mengxiang’s Shareholders shall take all actions to cooperate with Domestic Affiliates in fulfilling the obligations stipulated in this Agreement;

n) within the authority as a direct and/or indirect shareholder of Domestic Affiliates, without prejudice to Contractual Agreements, procure the directors/council members appointed by them to exercise all their rights in Domestic Affiliates in accordance with the provisions of this Agreement, so that Domestic Affiliates may fulfill their obligations set out in this Agreement; if any director/council member fails to exercise his rights as stated above, such director/council member shall be immediately removed;

o) price compensation: Lishui Mengxiang’s Shareholders irrevocably promise that if WFOE or its designated Domestic Affiliates Equity Purchaser purchases all or part of the equities directly or indirectly held by Lishui Mengxiang’s Shareholders in Domestic Affiliates with consideration exceeding RMB 0 Yuan (capital: RMB Zero Yuan), the difference shall be compensated fully by Lishui Mengxiang’s Shareholders to WFOE or its designated entity.

2. Covenants of Domestic Affiliates

From the effective date of this Agreement, Domestic Affiliates covenant the following to WFOE:

a) without the prior written consent of WFOE, from the date of signing this Agreement, it will not sell, transfer, license or otherwise dispose of any assets, or allow any encumbrances on any assets at any time, except Domestic Affiliates may prove that the disposal of related assets or the encumbrance of assets are necessary for the daily business operations and the value of the assets involved in the individual transaction does not exceed RMB 100,000 and does not exceed RMB 300,000 within one year;

b) not distribute profits and/or reasonable return to company shareholders and/or school’s sponsor in a direct or indirect manner;

c) operate the business of Domestic Affiliates in accordance with the Contractual Agreements and the instructions of WFOE;

d) in order to maintain the ownership of the assets of Domestic Affiliates and to validate the transactions specified in this Agreement and Contractual Agreements, all required or appropriate documents are signed from time to time;

e) without the prior written consent of WFOE, the articles of association of Domestic Affiliates shall not be supplemented, altered or modified in any form, except as otherwise provided in Contractual Agreements;

f) maintaining the continued operation of Domestic Affiliates in accordance with good financial and commercial standards and practices, and conducting their business and handling related matters with care and efficiency;

g) without the prior written consent of WFOE, not pass or approve any resolutions concerning Domestic Affiliates conducting other business, changing shareholders and/or school’s sponsor, liquidating or dissolving Domestic Affiliates;

h) except for the cases arising from the ordinary course of business and the total amount of an individual transaction does not exceed RMB 100,000 and does not exceed RMB 300,000 within one year, or the debts have been disclosed to WFOE and obtained its written consent, no debt will be generated, assumed or guaranteed;

i) without the prior written consent of WFOE, no lending or guarantee for any third party will be provided to any person (including any shareholder of Domestic Affiliates and/or school’s sponsor);

j) allow WFOE, Listing Company and/or its designated auditors, with reasonable notice, to audit the relevant accounting books and records of Domestic Affiliates and their subsidiaries and units at the main office of Domestic Affiliates, and to copy the required books and records to verify the income amount and the accuracy of the statements for any period. For this purpose, Domestic Affiliates agree to provide relevant information and materials concerning the operations, business, customers, finances, employees, etc. of Domestic Affiliates and their subsidiaries and units, and agree the Listing Company to disclose such information and materials required by the securities regulation of the place in which it intends to be listed;

k) have an insurance that is of the insurance company recognized by WFOE and whose types of coverage insured and amount are the same as that Domestic Affiliates operating similar business in the same area and other enterprises or units possessing similar property or assets will invest;

l) without the prior written consent of WFOE, not merge or unite with anyone;

m) without the prior written consent of WFOE, not acquire or invest in anyone;

n) timely notify WFOE of any litigation, arbitration, administrative investigation or conduct that may substantially affect the assets, business or income of Domestic Affiliates;

o) at the request of Domestic Affiliates Equity Purchaser, pledge or mortgage assets (as applicable) to WFOE at any time, and for the purpose of setting and making such pledges or mortgages valid, sign all necessary documents and take all usual actions required for necessary registrations; and

p) not conduct or allow to conduct any behaviors or actions that may adversely affect the interests of WFOE under this Agreement.

Article IV. Representations and Warranties of Lishui Mengxiang’s Shareholders

Lishui Mengxiang’s Shareholders represent and warrant the following to WFOE:

a) Lishui Mengxiang’s Shareholders are all individual shareholders, who are the natural persons of the capacity for civil right and full capacity for civil conduct, and have full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party;

b) all reports, documents and information provided by Lishui Mengxiang’s Shareholders to WFOE prior to and after the effective date of this Agreement, relating to the equity of Domestic Affiliates and all matters required by this Agreement are true, accurate and complete in all material aspects at the time of entry into force of this Agreement, without any falsehood, omission or serious misleading;

c) the debt situation of Lishui Mengxiang’s Shareholders disclosed to WFOE was true, complete and accurate;

d) except for the encumbrances/restriction of Domestic Affiliates and the rights restrictions imposed on the equity of Domestic Affiliates due to Contractual Agreements that have been disclosed to WFOE, there is no other encumbrances /limitations of the equity of Domestic Affiliates directly and/or indirectly held by Lishui Mengxiang’s Shareholders;

e) this Agreement has been duly signed by Lishui Mengxiang’s Shareholders and constitutes a legal, valid and binding obligation to Lishui Mengxiang’s Shareholders from the effective date of this Agreement;

f) it has full internal power and authority to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authority to complete the transactions described in this Agreement;

g) except that has been disclosed to WFOE, there is no litigation, legal process or request in any court or arbitral tribunal to Lishui Mengxiang’s Shareholders or their assets that are pending or may constitute threats as far as known to Lishui Mengxiang’s Shareholders, and there is no litigation, legal process or request in any governmental institution or administrative agency to Lishui Mengxiang’s Shareholders or their assets that are pending or may constitute threats known to Lishui Mengxiang’s Shareholders, which may have an adverse effect on the economic status of Lishui Mengxiang’s Shareholders or their abilities to perform their obligations under this Agreement;

h) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the equity of its subsidiaries and unit or sponsor’s equity interest or other assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article V. Representations and Warranties of Domestic Affiliates

Domestic Affiliates severally and not jointly represent and warrant the following to WFOE:

a) Domestic Affiliates are companies that are properly registered as limited company and / or non-state public institution legally existing under the laws of PRC and have complete and independent legal personality; they have full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party;

b) all reports, documents and information provided by Domestic Affiliates to WFOE prior to and after the effective date of this Agreement, relating to the equity and all matters required by this Agreement shall be true, accurate and complete in all material aspects at the time of the entry into force of this Agreement, without any falsehoods, omissions or serious misleading;

c) the debt situation of Domestic Affiliates disclosed by it to WFOE is true, complete and accurate;

d) except for the rights restrictions set on the equity of Domestic Affiliates due to Contractual Agreements, there are no other encumbrances or rights restrictions on the assets and other rights held by Domestic Affiliates;

e) this Agreement shall be duly signed by Domestic Affiliates and constitute a legal, valid and binding obligation to Domestic Affiliates from the effective date of this Agreement;

f) it has full internal power and authority of Domestic Affiliates to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authority to complete the transactions described in this Agreement;

g) except that has been disclosed to WFOE, there is no litigation, legal process or request in any court or arbitral tribunal to Domestic Affiliates or its assets that are pending or may constitute threats as far as known to Domestic Affiliates, and there is no litigation, legal process or request in any governmental institution or administrative agency to Domestic Affiliates or its assets that are pending or may constitute threats known to Domestic Affiliates, which may have an adverse effect on the economic status of Domestic Affiliates or their abilities to perform their obligations under this Agreement;

h) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article VI. Representations and Warrants of WFOE

WFOE represents and warrants the following to Lishui Mengxiang’s Shareholders and Domestic Affiliates:

a) WFOE is a wholly foreign-owned enterprise that is properly registered and legally existing under the laws of PRC and has independent legal personality. It has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party;

b) this Agreement shall be duly signed by WFOE and constitute a legal, valid and binding obligation to WFOE from the effective date of this Agreement;

c) it has full internal power and authority of WFOE to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authorization to complete the transactions described in this Agreement;

d) there is no litigation, legal process or request in any court or arbitral tribunal to WFOE or its assets that are pending or may constitute threats as far as known to WFOE, and there is no litigation, legal process or request in any governmental institution or administrative agency to WFOE or its assets that are pending or may constitute threats known to WFOE, which may have an adverse effect on the economic status of WFOE or its abilities to perform its obligations under this Agreement;

e) the signing and performance of this Agreement will not violate the currently valid laws, regulations or rules applicable to it, will not violate any court judgment or arbitral award, any administrative agency’s decision, approval, permission or any other agreement that it is a party and has binding effect on the assets held by it, and will not result in any suspension, revocation, confiscation or failure to renew after expiration of the applicable approval and license of the government departments.

Article VII. Damage Liability and Remedy Measures

1. Enforcement

The parties unanimously agree that WFOE shall have the right to submit the relevant breach of Lishui Mengxiang’s Shareholders or Domestic Affiliates to the arbitral institution for ruling and request enforcement. Both Lishui Mengxiang’s Shareholders and Domestic Affiliates have acknowledged and agreed that violations of this Agreement will cause irreparable damage to WFOE, and monetary damages cannot compensate for the loss of WFOE.

2. No right of recourse to Domestic Affiliates

If Lishui Mengxiang’s Shareholders violate this Agreement which results in certain actions taken by Domestic Affiliates or occurred, and such actions of Domestic Affiliates cause WFOE to exercise any of its rights under this Agreement or claim for damage, Lishui Mengxiang’s Shareholders shall have no right to seek for compensation from Domestic Affiliates for the losses suffered thereby.

Article IIX. Term

1. This Agreement shall become effective on August 31, 2021 upon execution by the Parties.

2. This Agreement shall remain in force during the period of operation of Domestic Affiliates and the period of renewal according to the provisions of PRC laws, and shall be automatically terminated once WFOE and/or the civil entity designated by Listing Company have purchased all equities of Domestic Affiliates directly or indirectly held by Lishui Mengxiang’s Shareholders. WFOE may terminate this Agreement unilaterally after thirty (30) days notice. Unless otherwise stipulated by laws, in any case, neither Lishui Mengxiang’s Shareholders nor Domestic Affiliates shall have the right to terminate or dissolve this Agreement unilaterally.

3. In order to avoid any doubt, according to this Agreement, if PRC laws and regulations permit WFOE and/or other foreign or overseas entities designated by Listing Company to directly hold part or all of the equities and/or the sponsor’s equity interest of Domestic Affiliates, and conduct private education and other restricted or prohibited business through Domestic Affiliates, WFOE shall issue Domestic Affiliates Equity Transfer Notice as soon as practical, and the amount of (direct or indirect) equities of Domestic Affiliates purchased by Domestic Affiliates Equity Purchaser from Lishui Mengxiang’s Shareholders shall not be lower than the maximum limit permitted by PRC laws in relation to the equity of Domestic Affiliates held by WFOE and/or other foreign or overseas entities designated by the Listing Company. This Agreement shall automatically terminate when Domestic Affiliates Equity Purchaser have purchased all equities of Domestic Affiliates directly or indirectly held by Lishui Mengxiang’s Shareholders.

Article IX. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of other parties, except in the following cases:

a) The public is aware of or will be aware of such information (not disclosed to the public by the recipients without permission);

b) Information required to be disclosed in accordance with the applicable laws and regulations, the rules and regulations of stock exchange, or the requirements of the regulatory authority; or

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

2. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information of such Party, and such Party shall be liable for breach in accordance with this Agreement.

3. The Parties agree that Article IX of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, dissolved, terminated or not operational.

Article X. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liabilities under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or violent acts of criminal organizations, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. After the event of force majeure is lifted, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall notify the other Parties in writing and provide all relevant information.

Article XI. Changed Circumstances

1. As supplement and without contravention of other terms of Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that WFOE believes that the maintenance of this Agreement in force and/or the acceptance of the right to purchase equity of Domestic Affiliates granted by Lishui Mengxiang’s Shareholder in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, Lishui Mengxiang’s Shareholders and Domestic Affiliates shall immediately, in accordance with WFOE’s written instructions and the reasonable requirements of WFOE, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid;

b) exercise the right to purchase equities of Domestic Affiliates in the manner prescribed in this Agreement; and/or

c) fulfill the intent and purpose of this Agreement by the way prescribed in this Agreement or by other means.

Article XII. Miscellaneous

1. To the extent permitted by the PRC Laws, WFOE is entitled to designate another subject (in the case of a foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as or similar to the terms and conditions of the Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support; This Agreement shall automatically terminate from the effective date of such agreement.

2. Lishui Mengxiang’s Shareholders and Domestic Affiliates agree that WFOE can transfer its rights and obligations under this Agreement to its designated party after WFOE’s written notice to Lishui Mengxiang’s Shareholders and Domestic Affiliates; but without the prior written consent of WFOE, Lishui Mengxiang’s Shareholders or Domestic Affiliates may not transfer their rights, obligations or liabilities under this Agreement to any third party. The successor or permitted assignee of Lishui Mengxiang’s Shareholders and Domestic Affiliates (if any) shall continue to perform all the obligations of Lishui Mengxiang’s Shareholders and Domestic Affiliates under this Agreement.

3. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

4. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party.

5. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, any party shall have the right to submit the dispute to arbitration for settlement. The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission is entitled to award or compensate WFOE for the losses caused by the other parties’ breach of this Agreement in respect of sponsor’s equity interest, property interest or other assets of Domestic Affiliates, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of Domestic Affiliates. After the arbitration award takes effect, either Party has the right to apply to the court with jurisdiction to enforce such an arbitration award.

6. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the sponsor’s equity interest, property interests or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes.

7. During the arbitration period, in addition to the disputes submitted to the arbitration, the Parties to this Agreement shall continue to perform their other obligations under this Agreement.

8. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the law and other terms of this Agreement. The exercise of one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies available to such Party.

9. A Party’s failure to exercise or delay of the exercise of any of its rights, powers and remedies under this Agreement or the laws will not result in the waiver of the Rights of Such Party, and any single or partial waiver of the Rights of Such Party does not exclude the Party’s exercise of the Rights of Such Party in other ways and the exercise of other Rights of Such Party.

10. The headings of each article of this agreement are for index purposes only and in no event shall such headings be used or affect the interpretation of the provisions of this Agreement.

11. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

12. Revision of this Agreement

a) Through negotiations among the Parties and approved by the shareholder (or shareholders’ meeting) of WFOE, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legal and valid.

b) If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or relevant requirements of HKEX produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

13. After effectiveness of this Agreement, this Agreement shall supersede the Exclusive Call Option Agreement entered into by the Parties on October 13, 2018 and the Supplemental Agreement of the Exclusive Call Option Agreement entered into by the Parties on November 29, 2018.

14. This agreement is drafted in Chinese language in six counterparts, each of which shall be held each Party to this Agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Page Follows)

(This page is the Signature Page one (1) of the Exclusive Call Option Agreement, and is left blank intentionally.)

Qingtian Overseas Chinese International SchoolSchool (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

(This page is the Signature Page two (2) of the Exclusive Call Option Agreement, and is left blank intentionally.)

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Ye Fen

/s/

Ye Fang

/s/

Ye Hong

/s/